                                                                    Exhibit 4.3

                                 PROMISSORY NOTE


$1,950,000.00     As of September 30, 1998

                  FOR VALUE RECEIVED, the undersigned, Compass International Services Corporation, a Delaware corporation (the "MAKER"), hereby promises to pay to the Mark E. McCormick Trust (the "PAYEE"), or to its lawful order, the principal amount of ONE MILLION NINE HUNDRED AND FIFTY THOUSAND United States Dollars ($1,950,000.00) PLUS interest from the date hereof on the unpaid balance of such principal amount at the rate of 8% per annum. The principal amount of this note (the "NOTE") and all accrued interest shall be payable on September 30, 1999.

                  This Note may be prepaid in whole or in part at any time or from time to time without penalty or premium.

                  The principal amount of this Note is subject to reduction pursuant to the terms of the Stock Purchase Agreement, dated as of September 30, 1998, by and among the Maker, the Payee, Compass Receivables Management Corporation, a Delaware corporation, Steven B. McCormick Trust, David P. McCormick Trust, John McCormick, Steven McCormick, Mark McCormick and David McCormick. Upon any reduction of the principal amount of this Note, the amount of accrued interest shall be reduced by a pro rata amount.

                  Payments of principal and interest on this Note shall be made to the Payee (i) in lawful money of the United States of America and (ii) at 101 Overland Drive, North Aurora, Illinois 60542, or such other place as the Payee may designate in writing.

                  The undersigned, for itself and its legal representatives, successors and assigns, and any others who may at any time become liable for payment hereunder, hereby (a) consents to any and all extensions of time, renewals, waivers, or modifications if any, that may be granted or consented to by the Payee with regard to the time of payment hereunder or any other provisions hereof, (b) waives presentment, demand, protest, notice of dishonor, notice of non-payment, diligence in collection, and any right of setoff and (c) covenants and agrees to make all payments, when due, on this Note.

                  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.

                  IN WITNESS WHEREOF, the Maker has caused this Note to be signed in its corporate name by its duly authorized officer, and to be dated as of the date first above written.

                                COMPASS INTERNATIONAL SERVICES
                                   CORPORATION


                                By:  /s/ Mahmud U. Haq
                                     ----------------------------
                                     Mahmud U. Haq
                                     President


                                       2